Exhibit 99.1

Spherix Announces Results of Special Meeting

Approval of Reverse Stock Split Lays Groundwork to Maintain NASDAQ Listing

NEW YORK, NY, February 29, 2016 /PRNewswire/ Spherix Incorporated (NASDAQ: SPEX) an intellectual property development company committed to the fostering and monetization of intellectual property, today announced the results of its Special Meeting of stockholders scheduled for February 22, 2016 and adjourned to February 26, 2016.

At the Special Meeting, Spherix’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a ratio between 1-for-12 and 1-for-24, such ratio to be determined by the board of directors of the Company, to decrease the number of authorized shares of the Company’s common stock, par value $0.0001 per share, from 200,000,000 shares to 100,000,000 shares, and to amend the Spherix Incorporated 2014 Equity Incentive Plan to increase the number of shares of common stock authorized to be issued pursuant to the 2014 Plan from 4,161,892 to 8,250,000 (disregarding the effect of the reverse stock split). The board of directors of Spherix retains the discretion to implement or abandon the reverse stock split and decrease in authorized shares of common stock until Spherix’s 2016 annual meeting of stockholders.

Anthony Hayes, Chief Executive Officer of Spherix, stated, “The passage of all the matters put before the shareholders in this special meeting represent important milestones for the Company. We are grateful for the support shown by our shareholders and we thank you for the vote of confidence. I have spoken with many of you this last week and I appreciate your time and input. Your comments and opinions are important and we will take all of them into account as we move forward. This year will be an exciting time for Spherix and we are working on several options that will drive shareholder value. I thank you again for your continued support.”

About Spherix

Spherix is committed to advancing innovation by active participation in all areas of the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation. Spherix has acquired over 100 patents from Rockstar Consortium Inc., and several hundred patents issued to Harris Corporation, covering a variety of methods and components involved in switching, routing, networking, optical and telecommunication sectors.

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the SEC, not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations:	Hayden IR
Brett Maas, Managing Partner
Phone: (646) 536-7331
Email: brett@haydenir.com
www.haydenir.com

Spherix:	Phone: (703) 992-9325
Email: info@spherix.com
www.spherix.com